Exhibit 2.1.2   Amendment to Articles dated October 17, 2000.

CERTIFICATE AMENDING ARTICLES OF INCORPORATION
OF PROFESSIONAL EDUCATIONAL CONSULTANTS, INC.


The undersigned, being the President and Secretary of Professional Educational Consultants, Inc., a Nevada Corporation, hereby certify that a majority vote of the Board of Directors and majority vote of the stockholders at a meeting held on October 17, 2000, it was agreed by unanimous vote that this CERTIFICATE AMENDING ARTICLES OF INCORPORATION be filed.

The undersigned further certifies that the original Articles of Incorporation of Professional Educational Consultants, Inc. were filed with the Secretary of State of Nevada on the 7th Day of February 1996.

The undersigned further certifies that ARTICLE ONE of the original Articles of Incorporation are amended to read as follows:

ARTICLE ONE

The name shall be INID Corp.

The undersigned hereby certify that they have on this 17th Day of October, 2000, executed this Certificate Amending the original Articles of Incorporation heretofore filed with the Secretary of State of Nevada.

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President, David Perin


__________//SS//____________
Secretary, Arthur Cleaver

STATE OF ARIZONA
COUNTY OF PIMA

         On this 17th Day of October, 2000, personally appeared before me, a Notary Public, the following named individuals, David Perin, President and Arthur Cleaver, Secretary of Professional Educational Consultants, Inc., who acknowledged that they executed the above instrument.

_____//SS//_____
Notary Public